Consent of Independent Registered Public Accounting Firm

The Board of Directors
Frozen Food Express Industries, Inc.:

We consent to the use of our report dated February 20, 2004, with respect to the consolidated balance sheets of Frozen Food Express Industries Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein in by reference.

/s/KPMG LLP
KPMG LLP

Dallas, Texas
November 11, 2004